ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-223208

May 29, 2020

HSBC Vantage+ Index The HSBC Vantage+ Index provides dynamic exposure to multiple asset classes. Utilizing the investment concepts of Modern Portfolio Theory and Efcient Frontier, the index attempts to maximize investment returns for a given level of market risk. This excess return index re-allocates monthly to a diversied combination of ETFs across US and Emerging Market Equities, Bonds, Real Assets and Ination. ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-223208 May 29, 2020 Key performance drivers Prioritizing Performing Assets The Index is constructed to maximize exposure to performing assets, within volatility and concentration limits. Unlike competing target volatility strategies, cash is only employed in the monthly portfolio creation when the index is otherwise unable to achieve the 5% initial volatility target. Hypothetical Comparative Performance Data 160 HSBC Vantage+ Index (HSIEVPLS) 150 GS Momentum Builder (GSMBMA5) JP Morgan Efciente (EFPLUS5D) 140 +38% 130 120 +19% 110 +4% 100 90 2013 2014 2015 2016 2017 2018 2019 2020 Monthly Rebalancing Asset Class Caps The Index provides a greater maximum allocation to developed and emerging market equities compared to some other target volatility strategies. This may increase the potential for outperformance. Developed Bonds 80% Real Assets 30% Emerging Markets 30% Developed Equities 60% Cash Only if needed Ination 5% Volatility Management System Intra-month, the Index dynamically reacts to changing market conditions on a daily basis. HSBC employs a volatility management system, targeting 6%, allowing for leverage up to 1.5x in periods of low volatility, and providing for reduced exposure in periods of market stress. Average Yearly Exposure to the Monthly Portfolio 140% 120% 100% 80% 60% 40% 20% 0% 20102011201220132014201520162017201820192020 100% exposure or less Leverage in excess of 100% exposure Source: Bloomberg & HSBC The graphs above set forth the hypothetical back-tested performance of the Index from January 1, 2010 through November 8, 2019 and actual performance through March 31, 2020. The Index has only been calculated by Solactive AG since November 8, 2019. See “Important information” and “Use of simulated returns” herein.

HSBC Vantage+ Index More Information HSBC has created client-approved sales tools and advisor education materials to help you better understand the new Vantage+ Index. These materials are available online at vantageplus.gbm.hsbc.com. To nd out about the latest offerings of products linked to the Vantage+ Index or if you have any questions, contact the HSBC Structured Products team: Phone: 212-525-8010 Email: structured.products.sales@us.hsbc.com Risks relating to the index Please review carefully these risk factors, and any risk factors in an offering document for any security or nancial instrument referencing the Index, before making any investment. volatility model designed with the benet of hindsight. All hypothetical levels shown have inherent limitations. Alternative modelling techniques or assumptions may produce different hypothetical information that might prove to be more appropriate and that might differ signicantly from the hypothetical information set forth above. Actual annualized performance and volatilities may vary materially from the information shown. Solactive AG may adjust the Index in a way that affects its level, and Solactive AG has no obligation to consider your interests. The results obtained from “back-testing” information should not be considered indicative of actual results that might be obtained from an investment or participation in a nancial instrument or transaction referencing the Index. You should not place undue reliance on the “back-testing” information, which is provided for illustrative purposes only. HSBC provides no assurance or guarantee that the Index will operate or would have operated in the past in a manner consistent with the results presented in this document •Solactive AG may adjust the Index in a way that affects its level, and Solactive AG has no obligation to consider your interests. •The Index comprises notional assets. •The Index may not be successful and may not outperform any alternative strategy that might be employed in respect of the ETFs, or achieve its target volatility. •The Index has a very limited operating history and may perform in unanticipated ways. •The Index is subject to market risks. •If the market values of the ETFs change, the level of the Index and the market value of any linked structured investment may not change in the same manner. •The Index may perform poorly during periods characterized by short-term volatility. •The level of the Index includes the deduction of the ICE LIBOR USD 3 Month interest rate and a fee. •LIBOR reform may adversely affect the level of the Index. •An investment linked to the Index carries the risks associated with the Index’s momentum investment strategy. •The Index may be partially uninvested. •Correlation of performances among the ETFs may reduce the performance of the Index. •Changes in the value of the ETFs may offset each other. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical information. You should review and consider the hypothetical information only with the full Index methodology. HSBC has led a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any offering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has led with the SEC for more complete information about HSBC and any related offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-8118049. Important information Any information relating to performance contained in this document is illustrative only. No assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. Any specic terms or methodology remains subject to change, and HSBC undertakes no duty to update this information. This document may be amended, superseded or replaced in its entirety by a subsequent term sheet, disclosure or prospectus supplement, and/or offering circular or similar document and the documents referred to therein. In the event of any inconsistency between the information presented herein and any such term sheet, disclosure or prospectus supplement, and/or offering circular or similar document, such term sheet, disclosure or prospectus supplement, and/or offering circular or similar document shall govern. Data sourced and calculated by Bloomberg and HSBC. The Index is the exclusive property of HSBC Bank plc and its afliates which has contracted with Solactive AG to administer, maintain and calculate the Index. The Index is not endorsed by Solactive AG or its afliates or its third party licensors. “Calculated by Solactive AG” and its related stylized mark(s) are service marks of Solactive AG and have been licensed for use by HSBC Bank plc and its afliates. Solactive AG shall have no liability for any errors or omissions in calculating the Index. The Index is proprietary to HSBC Bank plc. No use or publication may be made of the Index, or any of its provisions or values, without the prior written consent of HSBC Bank plc. Neither HSBC Bank plc nor its duly appointed successor, acting as index owner (the “Index Owner”), nor Solactive AG or its duly appointed successor, acting as index administrator (“Index Administrator”) and index calculation agent (“Index Calculation Agent”), are obliged to enter into or promote transactions or investments that are linked to the Index. Use of simulated returns Any performance information included in this document prior to November 8, 2019 represents only hypothetical historical results. You should note that the Index constituents have not traded together in the manner shown in the composite hypothetical historical results. No representation is being made that the Index will achieve a performance record similar to that shown. In fact, there may often be sharp differences between hypothetical performance and actual performance. In addition, because certain of the Index Constituents (SPLV, HYG, EEM, EMB, GLD and TIP) were not in existence at the start of the backtested period, adjustments have been made to calculate their performance prior to their inception. The Index Owner makes no express or implied representations or warranties as to (a) the advisability of purchasing or assuming any risk in connection with any transaction or investment linked to the Index, (b) the levels at which the Index stands at any particular time on any particular date, (c) the results to be obtained by any party from the use of the Index or any data included in it for the purposes of issuing any nancial instruments or carrying out any nancial transaction linked to the Index or (d) any other matter. Calculations may be based on information obtained from various publicly available sources. The Index Administrator and the Index Calculation Agent have relied on these sources and have not independently veried the information extracted from these sources and accept no responsibility or liability in respect thereof. Back-testing and other statistical analysis material provided to you in connection with the explanations of the potential returns associated with an investment linked to the Index use simulated analysis and hypothetical assumptions in order to illustrate the manner in which the Index may have performed in periods prior to the actual existence of the Index. The hypothetical back-tested annualized performance and annualized volatility of the Index have inherent limitations. These performance and volatility results were achieved by means of a retroactive application of a back-tested © 2020 HSBC USA Inc. All rights reserved.